EX-99(6)(n)

BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

September 2, 2025
BNY Mellon Investment Funds I
- BNY Mellon International Equity Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation Agreement

To Whom It May Concern:

Effective upon the consummation of the reorganization (the “Reorganization”) of BNY Mellon International Core Equity Fund, a series of BNY Mellon Stock Funds, into BNY Mellon International Equity Fund (the “fund”), a series of BNY Mellon Investment Funds I (the “Trust”), BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of the fund, a series of the Trust, as follows:

For at least one year after the consummation of the Reorganization, BNYM Investment Adviser has contractually agreed to waive receipt of its fees and/or assume the direct expenses of Class C shares of the fund so that the direct expenses of Class C shares of the fund (excluding taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 1.77%. To the extent that it is necessary for BNYM Investment Adviser to waive receipt of its management fee or reimburse the fund's common expenses, the amount of the waiver or reimbursement will be applied equally to each share class of the fund.  On or after one year after the consummation of the Reorganization, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Trust, on behalf of the fund, upon the approval of the Board of Trustees of the Trust and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to one year after the consummation of the Reorganization, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Trust on behalf of the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/James Windels
James Windels
Director

Accepted and Agreed To:

BNY MELLON INVESTMENT FUNDS I,
On behalf of BNY Mellon International Equity Fund

By: /s/Jeff Prusnofsky
Jeff Prusnofsky
Vice President and Assistant Secretary